Exhibit 12.1

JMP GROUP INC.

STATEMENT REGARDING COMPUTATION OF

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, and cumulative effect of a change in accounting principle adjusted to exclude income or loss from equity investees. Fixed charges consist of interest expense primarily related to borrowings under our credit facility, and prior to May 16, 2007, interest paid on capital contributed by our Predecessor’s employee members.

				Year Ended December 31, 2007
	Six Months Ended June 30, 2009		Year Ended December 31, 2008	January 1, 2007 through May 15, 2007	May 16, 2007 through December 31, 2007		Year Ended December 31, 2006
	Successor		Successor	Predecessor	Successor		Predecessor
Pre-tax income (loss) from continuing operations adjusted to exclude income or loss from equity investees	$3,092,882		$(18,553,476)	$(112,115,946)	$2,477,366		$1,735,090
Fixed charges:
Interest expense on all indebtedness	$192,069		$402,733	$569,901	$160,044		$1,536,192
Pre-tax income (loss) from continuing operations adjusted to exclude income or loss from equity investees plus fixed charges (1)	$3,284,951		$(18,150,743)	$(111,546,045)	$2,637,410		$3,271,282
Ratio of (losses) earnings to fixed charges (1)	17.10	x	— (2)	— (2)	16.48	x	2.13	x

(1)	The ratio of earnings to fixed charges was computed by dividing earnings available for fixed charges by fixed charges. Fixed charges consist of interest expense primarily related to borrowings under our credit facility, and, prior to May 16th, 2007 interest paid on capital contributed by our Predecessor’s employee members.

(2)	Pre-tax income (loss) from continuing operations adjusted to exclude income or loss from equity investees for the year ended December 31, 2008, and the period from January 1, 2007 through May 15, 2007 were inadequate to cover fixed charges. We would have needed additonal pre-tax income from continuing operations of $18,553,476, and $112,115,946 respectively, to achieve coverage of 1:1 in these periods.